EXHIBIT 10.3
Private & Confidential

Term Sheet
Priority Technology Holdings, Inc. and
Colonnade Acquisition Corp. II
May 23, 2023

Ladies & Gentleman:
    This term sheet (the “Term Sheet”) summarizes certain key terms and conditions pursuant to which Plastiq, Powered by Priority, LLC, a Delaware limited liability company (“Buyer”), an indirect subsidiary of Priority Technology Holdings, Inc. (“Priority”), which shall also subject to the terms conditions and agreements set forth herein (i) issue 5% of common units of Buyer to Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares (“Colonnade”) and (ii) pay Colonnade a total cash component of $2 million in exchange for Colonnade releasing all claims and causes of action against the Purchased Assets (as defined in the Asset Purchase Agreement) and Plastiq, Inc. (“Plastiq”), including its affiliates, subsidiaries, officers, directors, shareholders, agents, attorneys, advisors, and employees (together with Plastiq, the “Plastiq Parties”) arising from or related to that certain Agreement and Plan of Merger, by and between Colonnade and Plastiq, dated as of August 3, 2022 (the “Merger Agreement”). The transactions contemplated hereby are contingent upon and intended to occur concurrently with the close of the transactions contemplated by that certain Asset Purchase Agreement (except as otherwise provided herein), by and between Buyer, Plastiq and such other selling subsidiaries of Plastiq named therein, to be dated on or around May 22, 2023 (the “Asset Purchase Agreement”). The parties further acknowledge that this Term Sheet does not encompass all the matters or provisions to be included in a side letter agreement (the “Agreement”) yet to be negotiated however this Term Sheet does include such material terms as to be binding on the parties.

1.Structure. The transaction will be structured as Colonnade’s release of any and all liens, claims, encumbrances, demands, or causes of action of any kind and of every nature whatsoever against the Purchased Assets and the Plastiq Parties, arising from or related to the Merger Agreement, collectively estimated at approximately $69.7 million (including approximately $57.5 million in damages and $12.185 million in out-of-pocket expenditures) (the “Claims”) in exchange for (i) 5% of the common units of Buyer (the “Common Units”) with a maximum liquidation value cap equal to the difference of (A) $15 million minus (B) amounts paid under subsection (ii) hereof at the time of a liquidation event (the “Liquidation Cap”), and with such rights, powers, preferences and privileges as provided in Buyer’s amended and restated limited liability company agreement (the “LLC Agreement”); (ii) a total of $2 million, with $1 million to be paid in U.S. Dollars concurrently with the closing of the transactions contemplated by the Asset Purchase Agreement and $1 million to be paid via a distribution from Buyer in the manner described in Section 2; provided, that Buyer may pay any remaining amounts owed hereunder sooner in its sole discretion.

2.Distributions. Except as otherwise limited by the LLC Agreement, after the unreturned capital on the preferred units of the Buyer is reduced to zero, Buyer will make quarterly cash distributions to Colonnade equal to 50% of Buyer’s quarterly free cash flow until the remaining $1 million owed to Colonnade after the closing of the transactions of the Asset Purchase Agreement as contemplated in Section 1 is paid in full. For purposes of this Term Sheet and the LLC Agreement, “free cash flow” means (i) the gross cash receipts of the Buyer resulting from the operations of the Buyer, less (ii) the portion of gross cash receipts used to pay, or establish reserves for, all operating expenses, capitalized and other cash expenditures, working capital, debt service payments and other liabilities and contingencies of the Buyer.

Distributions shall be made in the following order, subject to the provisions of the LLC Agreement:

a.First, to the preferred members until the unreturned capital contribution on the preferred units is reduced to zero;
b.second, to Colonnade in accordance with this Section 2;

c.third, to Priority until its unreturned capital contribution on its common units is reduced to zero; and
d.fourth, to the common members pro rata in proportion to their aggregate holdings of common units.

The parties acknowledge and agree that from time to time Priority will contribute additional capital to the Buyer and that such additional capital will not increase Priority’s percentage ownership of common units.
3.Repurchase; Redemption; Tag-Along. Buyer shall have the right on or after the third (3rd) anniversary of the closing of the transactions contemplated by the Asset Purchase Agreement to repurchase all or a portion of the Common Units at fair market value as agreed to by Buyer and Colonnade, or, if they are not able to agree, as determined by an independent third-party appraiser to be mutually agreed upon by Buyer and Colonnade. From the period commencing three (3) years after the close of the transactions contemplated by the Asset Purchase Agreement and provided that (i) the unreturned capital contribution on the preferred units is reduced to zero and (ii) after giving effect to the repurchase contemplated hereunder as if Buyer had funded such repurchase solely with debt, Buyer’s pro forma leverage ratio is less than 3.0x, Colonnade shall have the right to demand that Buyer purchase all of the Common Units at fair market value as agreed to by Buyer and Colonnade, or, if they are not able to agree, as determined by an independent third-party appraiser to be mutually agreed upon by Buyer and Colonnade. In no event shall the repurchase price for the Common Units exceed the Liquidation Cap. It being agreed between the parties that use of a fair market value agreement shall not cause the agreements contained herein or in the Agreement to fail as a matter of law due to lack of a material term. It being further agreed that in the event of a transaction or occurrence involving or causing a change of control of Buyer, or a sale of more than fifty-one percent (51%) of all of the common units of Buyer, Colonnade shall have tag along rights, pari passu.
4.Agreement. The Agreement will include the terms summarized in this Term Sheet and such other representations, warranties, covenants and conditions of the parties as are customary in similar transactions of this nature and size. The form and content of the Agreement must be satisfactory to Buyer, Priority and Colonnade and shall include attached a copy of the LLC Agreement. The Agreement shall be applicable both before and after the filing of any petition by or against Plastiq and such other selling subsidiaries of Plastiq under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), and all converted or succeeding cases in respect thereof, and all references herein to Plastiq shall apply to any trustee for Plastiq and Plastiq as a debtor-in-possession. Buyer may disclose this Term Sheet, the terms hereof or the Agreement in the Asset Purchase Agreement or such other documents filed with the bankruptcy court as it deems appropriate or advisable.

5.Conditions. The parties’ obligation to consummate the transaction as contemplated in the Term Sheet will be subject to and is conditioned upon customary conditions, including, without limitation, each of the following and any additional conditions contained in the Agreement:

a.The consummation of the transaction contemplated by the Asset Purchase Agreement under section 363 of the Bankruptcy Code, including the issuance of such orders of the bankruptcy court as required by the Asset Purchase Agreement; and

b.Colonnade’s execution of or joinder to the LLC Agreement.

6.Permitted Actions by Colonnade. Prior to the closing of the transactions contemplated by of the Asset Purchase Agreement, subject to applicable law, Colonnade may, in its sole discretion (i) file proofs of claim in connection with the Claims and vote such claims in any bankruptcy case of Plastiq or any of its subsidiaries; (ii) take such other actions as it may deem necessary or advisable for the exercise or enforcement of any of its rights and interests with respect to the Claims; (iii) exercise any rights that may be exercised by creditors generally with respect to the Claims; (iv) serve on the unsecured creditors’ committee of Plastiq, if formed; and (v) disclose the Agreement and the terms thereof.

7.Expenses. Each party shall bear its own expenses in connection with the exchange and with the negotiation, execution and delivery of this Term Sheet regardless of whether a definitive Agreement is executed.

8.Termination. This Term Sheet will automatically terminate and be of no further force and effect upon the earlier of (a) the mutual written agreement of the parties hereto or (b) the termination of the Asset Purchase Agreement. It being understood that the obligations of this Term Sheet shall apply to any transaction which transfers control of Plastiq or transfers Plastiq’s assets directly or indirectly to Priority within one (1) year of the date hereof.

9.Governing Law. This Term Sheet shall be governed by and construed in accordance with internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

10.Brokers. Each party agrees to indemnify the others from any and all liabilities to any person claiming brokerage commissions or finders’ fees, or rights to similar compensation, on account of service rendered or purportedly rendered for or on behalf of the indemnifying party in connection with this Term Sheet or the Exchange or the transactions contemplated by the Asset Purchase Agreement.

11.Effect. This Term Sheet reflects the intention of the parties.

12.Miscellaneous. This Term Sheet is to be read in conjunction with the Asset Purchase Agreement, however, to the extent there is any conflict between this Term Sheet and the Asset Purchase Agreement, this Term Sheet shall control. This Term Sheet may be executed in one or more counterparts (including electronic scanned versions), each of which shall be deemed to be an original, but all of which together shall be considered one and the same agreement. The headings of the various sections of this Term Sheet have been inserted for reference only and shall not be deemed to be a part of this Term Sheet. This Term Sheet shall be binding upon each party and its respective successors and assigns and shall inure to the benefit of each party and its respective successors and assigns.

[Signature Page Follows]

If this Term Sheet is acceptable to you, please execute it in the space provided below and return it to Priority via email at tim.oleary@prth.com before 5:00 p.m., Eastern Time May 23, 2023, after which time, if not so executed and delivered, this Term Sheet will have no force or effect.

                        Sincerely,

                        PRIORITY TECHNOLOGY HOLDINGS, INC.

By: /s/ Thomas C. Priore
                        Name: Thomas Priore
                        Title: Chief Executive Officer

PLASTIQ, POWERED BY PRIORITY, LLC

By: /s/ Thomas C. Priore
                        Name: Thomas Priore
                        Title: Chief Executive Officer & President

AGREED TO AND ACCEPTED ON MAY 23, 2023:

COLONNADE ACQUISITION CORP. II

By: /s/ Remy W. Trafalet
                        Name: Remy W. Trafalet
                        Title: Chief Executive Officer

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